Exhibit 10.7

SECOND INTERCOMPANY REVOLVING LOAN AGREEMENT

THIS SECOND INTERCOMPANY REVOLVING LOAN AGREEMENT (this “Loan Agreement”) is made effective as of March 31, 2021 by and between Biofrontera Inc., a Delaware corporation with a principal office located at 120 Presidential Way, Woburn, MA 01801 USA (the “Borrower”) and Biofrontera AG, a German stock corporation registered under HRB 49717 at the lower court of Cologne and having its principal offices at Hemmelrather Weg 201, 51377 Leverkusen, Germany (the “Lender”) Lender and Borrower may sometimes be referred to as the “Parties”.

BACKGROUND

WHEREAS, the Parties previously entered into a certain Intercompany Revolving Loan Agreement, first dated June 19, 2015 and amended thereafter (collectively, the “First Loan Agreement”);

WHEREAS, the Parties entered into a certain Debt Conversion Agreement dated December 31, 2020 (the “Debt Conversion”), by which the parties agreed to convert all outstanding debt owed by Borrower to Lender under the First Loan Agreement into shares of stock in Borrower;

WHEREAS, effective as of the date referenced above, the Parties wish to formally terminate the First Loan Agreement and enter into a new revolving loan agreement;

NOW, THEREFORE, in exchange for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	DEFINITIONS.

	a.	“Advance” shall have the meaning given in Section 2(a) of the Loan Agreement.

	b.	“Business Day” shall mean any day on which commercial banks are not authorized or required to close in Germany.

	c.	“Change in Control” shall mean i) the sale of all or substantially all the assets of a Party; ii) any merger, consolidation or acquisition of a Party with, by or into another corporation, entity, or person; or iii) any change in which beneficial ownership of securities of the Company representing at least fifty percent (50%) of the combined voting power entitled to vote in the election of directors has changed.

	d.	“Commitment” shall mean an amount equal to Twenty Million Dollars ($20,000,000.00).

	e.	“Default” shall mean any event or circumstance not yet constituting an Event of Default but which, with the giving of any notice or the lapse of any period of time or both, would become an Event of Default.

	f.	“Event of Default” shall have the meaning given to that term in Section 5(a).

	g.	“GAAP” shall mean generally accepted accounting principles and practices as promulgated by the Financial Accounting Standards Board and as in effect in Germany from time to time, consistently applied. Unless otherwise indicated in this Loan Agreement, all accounting terms used in this Loan Agreement shall be construed, and all accounting and financial computations hereunder or thereunder shall be computed, in accordance with GAAP.

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h.	“Governmental Authority” shall mean any domestic or foreign national, state or local government, any political subdivision thereof, any department, agency, authority or bureau of any of the foregoing, or any other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

i.	“Indebtedness” of any Person shall mean and include the aggregate amount of, without duplication (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property or services (other than accounts payable incurred in the ordinary course of business determined in accordance with GAAP), (d) all obligations under capital leases of such Person, (e) all obligations or liabilities of others secured by a lien on any asset of such Person, whether or not such obligation or liability is assumed, (f) all guaranties of such Person of the obligations of another Person; (g) all obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement upon an event of default are limited to repossession or sale of such property), (h) net exposure under any interest rate swap, currency swap, forward, cap, floor or other similar contract that is not entered to in connection with a bona fide hedging operation that provides offsetting benefits to such Person, which agreements shall be marked to market on a current basis, (i) all reimbursement and other payment obligations, contingent or otherwise, in respect of letters of credit.

j.	“Loan Agreement” shall have the meaning set forth in the opening paragraph of this document.

k.	“Loan Documents” shall mean and include this Loan Agreement and any other documents, instruments and agreements delivered to Lender in connection with this Loan Agreement.

l.	“Obligations” shall mean and include all Advances, debts, liabilities, and financial obligations, howsoever arising, owed by Borrower to Lender of every kind and description (whether or not evidenced by any note or instrument), direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising pursuant to the terms of any of the Loan Documents, including, without limitation, all interest, fees, charges, expenses, reasonable attorney s’ fees (and expenses) and accountants’ fees (and expenses) chargeable to Borrower or payable by Borrower hereunder or thereunder.

m.	“Person” shall mean and include an individual, a partnership, a corporation (including a business trust), a joint stock company, a limited liability company, an unincorporated association, a joint venture or other entity or a Governmental Authority.

n.	“Termination Date” shall mean the second anniversary of the date of this Loan Agreement.

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2.	ADVANCES.

	a.	Terms. Subject to the terms and conditions of this Loan Agreement, Lender agrees to advance to Borrower from time to time and until the Termination Date, such sums as Borrower may request (the “Advances”) but which shall not exceed, in the aggregate principal amount at any one time outstanding, the Commitment. Advances shall be made in lawful currency of the United States of America and shall be made available within three Business Days after request. Each Advance shall be in an amount equal to at least $5,000 or any integral multiple of $1,000 in excess thereof and shall be made three Business Days after written request (or telephonic request confirmed in writing, email being sufficient). Subject to the terms and conditions hereof, Borrower may borrow pursuant to this Section 2(a) prepay the Advances and re-borrow pursuant to this Section 2(a).

	b.	Payment of Outstanding Amounts.

		i.	If not paid earlier, the outstanding principal and interest balance of all Advances shall be due and payable to the Lender on the Termination Date.

		ii.	At the Lender’s sole option, the Lender may require the Borrower to pay the principal and interest balance of all Advances then outstanding at any time on or after the date that is ten (10) calendar days following the closing of a transaction that reduces the voting rights of Borrower in Lender to less than one hundred per cent (100%).

	c.	Interest Accrual. Interest on the outstanding principal balance under the Advances shall accrue at six percent (6%) per annum. All computations of such interest shall be based on a year of 365 days and actual days elapsed for each day on which any principal balance is outstanding under the terms of the Loan Agreement.

	d.	Interest Payments. All accrued and unpaid interest hereunder shall be credited to an inter-company balance account. If not paid earlier, all outstanding accrued interest hereunder shall be due and payable to the Lender on the Termination Date.

	e.	Other Payment Terms.

		i.	Manner. Borrower shall make all payments due to Lender hereunder in lawful money of the United States.

		ii.	Date. Whenever any payment due hereunder shall fall due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall be included in the computation of interest or fees, as the case may be.

		iii.	Default Rate. From and after the occurrence of an Event of Default and during the continuance thereof, Borrower shall pay interest on all Obligations not paid when due, from the date due thereof until such amounts are paid in full at a per annum rate equal to the three (3) percentage points in excess of the rate otherwise applicable to Advances. All computations of such interest shall be based on a year of 365 days and actual days elapsed.

	f.	Loan Account. The Obligations of Borrower to Lender hereunder shall be evidenced by one or more accounts or records maintained by Lender in the ordinary course of business. The accounts or records maintained by Lender shall be presumptive evidence of the amount of such Obligations, and the interest and principal payments thereon. Any failure to record or any error in so doing shall not, however, limit, increase or otherwise affect the obligation of Borrower hereunder to pay any amount owning hereunder. Upon Lender’s request, Borrower shall execute a promissory note in favor of Lender.

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3.	REPRESENTATIONS AND WARRANTIES OF BORROWER. To induce Lender to enter into this Loan Agreement and to make Advances hereunder, Borrower represents and warrants to Lender as follows:

	a.	Due Incorporation, etc. Borrower is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation.

	b.	Authority. The execution, delivery and performance by Borrower of each Loan Document to be executed by Borrower and the consummation of the transactions contemplated thereby (i) are within the power of Borrower and (ii) have been duly authorized by all necessary actions on the part of Borrower.

	c.	Enforceability. Each Loan Document executed, or to be executed, by Borrower has been, or will be, duly executed and delivered by Borrower and constitutes, or will constitute, a legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.

4.	CONDITIONS TO MAKING ADVANCES. Lender’s obligation to make the initial Advance and each subsequent Advance is subject to the prior satisfaction or waiver of all the conditions set forth in this Section 4.

	a.	Principal Loan Documents. Borrower shall have duly executed and delivered to Lender: (i) the Loan Agreement; and (ii) such other documents, instruments and agreements as lender may reasonably request.

	b.	Representations and Warranties Correct. The representations and warranties made by Borrower in Section 3 hereof shall be true and correct as of the date on which each Advance is made and after giving effect to the making of the Advance. The submission by Borrower to Lender of a request for an Advance shall be deemed to be a certification by the Borrower that as of the date of borrowing, the representations and warranties made by Borrower in Section 3 hereof are true and correct.

	c.	No Event of Default or Default. No Event of Default or Default has occurred or is continuing.

	d.	Total Outstanding Advances. The total aggregate principal amount of outstanding Advances does not exceed the Commitment.
	5.	EVENTS OF DEFAULT.

	a.	Events of Default. The occurrence of any of the following shall constitute an “Event of Default” under this Loan Agreement and the Note:

		i.	Failure to Pay. Borrower shall fail to pay (A) the principal amount of all outstanding Advances on the Termination Date hereunder; (Bi) any interest, Obligation or other payment required under the terms of this Loan Agreement or any other Loan Document on the date due and such failure shall continue for five (5) Business Days after Borrower’s receipt of Lender ‘s written notice thereof to Borrower; or (C) any Indebtedness (excluding Obligations) owed by Borrower to Lender on the date due and such failure shall continue for five (5) Business Days after Borrower’s receipt of Lender’s written notice thereof to Borrower.

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	ii.	Breaches of Covenants. Borrower shall fail to observe or perform any other covenant, obligation, condition or agreement contained in this Loan Agreement or any other Loan Document and (A) such failure shall continue for ten (10) Business Days, or (B) if such failure is not curable within such ten (10) Business Day period, but is reasonably capable of cure within thirty (30) Business Days, either (1) such failure shall continue for thirty (30) Business Days, or (2) Borrower shall not have commenced a cure in a manner reasonably satisfactory to Lender within the initial ten (10) Business Day period; or

	iii.	Representations and Warranties. Any representation, warranty, certificate, or other statement (financial or otherwise) made or furnished by or on behalf of Borrower to Lender in writing in connection with any of the loan Documents, or as an inducement to lender to enter into this Loan Agreement, shall be false, incorrect, incomplete or misleading in any material respect when made or furnished; or

	iv.	Voluntary Bankruptcy or Insolvency Proceedings. Borrower shall (A) apply for or consent to the appointment of a receiver, trustee, liquidation or custodian of itself or of all or a substantial part of its property, (B) be unable, or admit in writing its inability, to pay its debts generally as they mature, (C) make a general assignment for the benefit of its or any of its creditors, (D) be dissolved or liquidated in full or in part, (E) become insolvent (as such term is defined in 11 U.S.C. Section 101 (32), as amended from time to time), (F) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it, or (G) take any action for the purpose of effecting any of the foregoing; or

	v.	Involuntary Bankruptcy or Insolvency Proceedings. Proceedings for the appointment of a receiver, trustee, liquidator or custodian of Borrower or of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to Borrower or the debts thereof under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within sixty (60) calendar days of commencement.

b.	Rights of Lender upon Default.

	i.	Acceleration. Upon the occurrence or existence of any Event of Default described in Sections 5(a)(iv) and 5(a)(v), automatically and without notice or, at the option of Lender, upon the occurrence of any other Event of Default, all outstanding Obligations payable by Borrower hereunder shall become immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the other Loan Documents to the contrary notwithstanding.

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		ii.	Cumulative Rights, etc. The rights, powers and remedies of Lender under this Loan Agreement shall be in addition to all rights, powers and remedies given to Lender by virtue of any applicable law, rule or regulation of any Governmental Authority, any transaction contemplated thereby or any other agreement, all of which rights, powers, and remedies shall be cumulative and may be exercised successively or concurrently without impairing Lender’s rights hereunder.

6.	CHANGE IN CONTROL

	a.	Change in Control of Borrower. In the event of a Change in Control of Borrower at any point prior to the Termination Date:

		i.	Lender’s obligation to make Advances to Borrower shall be discharged, effective immediately upon the effective date of the Change of Control; and

		ii.	Unless otherwise agreed to by the Parties in writing, all outstanding Obligations of Borrower must be paid back in full within twelve (12) months of the effective date of the Change of Control.

7.	TERMINATION OF FIRST LOAN AGREEMENT.

	a.	Amount Owed. As of the effective Date of this Loan Agreement, the total amount owed (principal and interest) by Borrower to Lender under the Fist Loan Agreement is $0.00, with all outstanding amounts owed having been satisfied pursuant to the Debt Conversion Agreement and no new debt incurred by Borrower between the effective dates of the Debt Conversion Agreement and this Loan Agreement.

	b.	Termination. The parties agree that upon effective Date of this Loan Agreement, the Fist Loan Agreement shall be terminated in its entirety, and that this Loan Agreement shall represent the only active revolving loan agreement between the Parties.

8.	MISCELLANEOUS.

	a.	Notices. Except as otherwise provided herein, all notices, requests, demands, consents, instructions or other communications to or upon Lender or Borrower under this Agreement or the other Loan Documents shall be in writing and telecopied, mailed or delivered to each party at its telecopier number or address set forth below (or to such other telecopier number or address for any party as indicated in any notice given by that party to the other party). All such notices and communications shall be effective (i) when sent by Federal Express or other overnight service of recognized standing, on the Business Day following the deposit with such service; (ii) when mailed by registered or certified mail, first class postage prepaid and addressed as aforesaid through the United States or German Postal Service, upon receipt; (iii) when delivered by hand, upon delivery; and (iv) when telecopied, upon confirmation of receipt; provided, however, that any notice delivered to Lender under Section 2 shall not be effective until received by Lender.

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LENDER:	Biofrontera AG
Hemmelrather Weg 201
51377 Leverkusen Germany
Attention: Andrea Piotraschke

BORROWER:	Biofrontera Inc.
120 Presidential Way, Suite 330
Woburn, MA 01801
Attention: Erica Monaco

b.	Waivers; Amendments. Any term, covenant, agreement or condition of this Loan Agreement or any other Loan Document may be amended or waived if such amendment or waiver is in writing and is signed by Borrower and Lender. No failure or delay by Lender in exercising any right hereunder shall operate as a waiver thereof or of any other right nor shall any single or partial exercise of any such right preclude any other further exercise thereof or of any other right. A waiver or consent given hereunder shall be effective only if in writing and in the specific instance and for the specific purpose for which given.

c.	Successors and Assigns. This Loan Agreement and the other Loan Documents shall be binding upon and inure to the benefit of Borrower, Lender and their respective successors and permitted assigns, except that Borrower may not assign or transfer (and any such attempted assignment or transfer shall be void) any of its rights or obligations under any Loan Document without the prior written consent of Lender.

d.	Term and Termination. This Loan Agreement shall remain in full force unless terminated by either party on the Termination Date by giving written notice to the other party no later than 30 Business days prior to such Termination Date. Thereafter it may be terminated by either party by giving 30 days advance written notice, such notice to be provided in written form.

e.	Set-off. In addition to any rights and remedies of Lender provided by law, Lender shall have the right, without prior notice to Borrower, any such notice being expressly waived by Borrower to the extent permitted by applicable law, upon the occurrence and during the continuance of a Default or an Event of Default, to set-off and apply against any Indebtedness, whether matured or unmatured, of Borrower to Lender (including, without limitation, the Obligations), any amount owing from Lender to Borrower. The aforesaid right of set-off may be exercised by Lender against Borrower or against any trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, receiver or execution, judgment or attachment creditor of Borrower or against anyone else claiming through or against Borrower or such trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, receiver, or execution, judgment or attachment creditor, notwithstanding the fact that such right of set-off shall not have been exercised by Lender prior to the occurrence of a Default or an Event of Default. Lender agrees promptly to notify Borrower after any such set-off and application made by Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application.

f.	No Third-Party Rights. Nothing expressed in or to be implied from this Agreement or any other Loan Document is intended to give, or shall be construed to give, any Person, other than the parties hereto and thereto and their permitted successors and assigns, any benefit or legal or equitable right, remedy or claim under or by virtue of this Agreement or any other Loan Document.

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g.	Partial Invalidity. If at any time any provision of this Loan Agreement or any of the Loan Documents is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions of the Loan Agreement or such other Loan Documents, nor the legality, validity or enforceability of such provision under the law of any other jurisdiction, shall in any way be affected or impaired thereby.

h.	Governing Law. This Loan Agreement and each of the other Loan Documents shall be governed by and construed in accordance with the laws of Germany without reference to conflicts of law rules.

i.	Construction. Each of this Loan Agreement and the other Loan Documents is the result of negotiations among, and has been reviewed by, Borrower and Lender. Accordingly, this Loan Agreement and the other Loan Documents shall be deemed to be the product of all parties hereto, and no ambiguity shall be construed in favor of or against Borrower or Lender.

j.	Counterparts. This Agreement may be executed by facsimile signature and in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

k.	Entire Agreement. This Loan Agreement and the other Loan Documents, taken together, constitute and contain the entire agreement of Borrower and Lender with respect to the subject matter hereby and supersede any and all prior agreements, negotiations, correspondence, understandings and communications among the parties, whether written or oral, respecting the subject matter hereof.

[Remainder of page intentionally left blank; Signature page follows]

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IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement with the intent that it is effective as of the date first written above.

BORROWER
Biofrontera, Inc.

By:	/s/ Erica L. Monaco
Name:	Erica Monaco
Title:	Chief Financial Officer

By:	/s/ Christopher Pearson
Name:	Christopher Pearson
Title:	Chief Commercial Officer

LENDER
Biofrontera AG

By:	/s/ Hermann Lübbert
Name:	Hermann Lübbert
Title:	Chief Executive Officer

By:	/s/ Ludwig Lutter
Name:	Ludwig Lutter
Title:	Chief Financial Officer

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